Exhibit 10.3

SEQUA CORPORATION
LONG-TERM INCENTIVE PLAN

(Effective March 31, 2005)

SEQUA CORPORATION
LONG-TERM INCENTIVE PLAN

Purpose

The purpose of the Sequa Corporation Long-Term Incentive Plan (the “Plan”) is to improve the Company’s long-term performance by encouraging eligible officers to increase the economic profits of Sequa Corporation (the “Company”) and its business units.

Administration of the Plan

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), which shall consist of two or more members of the Board of Directors of the Company, all of whom shall be “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion (i) to determine the corporate officers (other than those specifically identified in Section 3) who are eligible to participate in the Plan, (ii) to adjust performance measures and goals to the extent permitted by Section 5(e), (iii) to determine whether the performance goals were met for a performance cycle, (iv) to adopt, amend, and rescind such rules and regulations as the Committee deems advisable in the administration of the Plan, (v) to construe and interpret the Plan and the rules and regulations adopted hereunder, (vi) to make all other determinations deemed necessary or desirable for the administration of the Plan, and (vii) to perform all other powers and duties conferred by the Plan.

Participation

The persons who shall participate in the Plan (“Participants”) shall be the Executive Chairman of the Board of Directors of the Company, the Chief Executive Officer  and the Vice Chairmen of the Company, certain business unit presidents, certain division presidents, and such other corporate officers of the Company and its subsidiaries as the Committee shall designate from time to time.  A corporate officer not specifically identified in the preceding sentence shall be eligible to participate in the Plan for a performance cycle only if his or her position has been designated by the Committee for participation in the Plan no later than March 31 of the first calendar year of that performance cycle.

An employee must be employed in a position eligible for participation in the Plan on the first day of a performance cycle in order to participate for that performance cycle.

Performance Measures and Performance Cycle

The performance measure for each performance cycle shall be cumulative Economic Profit (as defined in Section 4(b), below), determined as set forth in subsection (b) of this Section 4, measured from the first business day of the performance cycle to the last business day of the performance cycle.

The cumulative Economic Profit with respect to a performance cycle shall be the economic profit for all of the operating units of the Company, excluding the ARC Automotive and After Six business units, calculated as follows:

start with pre-tax operating income (loss)

add equity income and subtract equity losses of joint ventures subtract minority interests' proportional share of net income and add minority interests' proportional share of net losses (such proportion to be based on percentage of subsidiary owned by minority interests subtract interest on average net assets (at 11.5% pre-tax weighted average cost of capital)

subtract Corporate G&A (at 1.5% of sales)

If, during a performance cycle, a business is sold, the cumulative Economic Profit attributable to that business shall be determined as of the end of the last reporting period prior to such sale.

Performance cycles shall begin on January 1 of the first calendar year of the performance cycle and shall run for a period of three years.  The first performance cycle shall begin on January 1, 2005 and end on December 31, 2007.  A new performance cycle shall commence on each succeeding January 1.

Awards

Subject to Sections 5(f) and 5(g), each person who is a Participant for a performance cycle shall receive an award for that performance cycle if the cumulative Economic Profit for that performance cycle is positive.

At the end of each performance cycle, the Committee shall determine the cumulative Economic Profit for that performance cycle.  If the cumulative Economic Profit is zero or negative, the persons who are Participants for that performance cycle shall receive no award under this Plan for that performance cycle.  If the cumulative Economic Profit is positive, the persons who are Participants for that performance cycle shall receive their proportional share of specific pools determined pursuant to subsection (c) of this Section 5.  A Participant’s proportional share shall be determined for this purpose by finding the sum of the target amounts determined pursuant to subsection (d) of this Section 5 for all of the persons who are Participants in the specific pools for the applicable performance cycle and then dividing the applicable Participant’s target amount determined pursuant to subsection (d) by the sum so determined.  If a person who is eligible to share in a pool for a performance cycle receives less than his or her full award (or no award at all) pursuant to Section 5(f), 5(g) or 5(h), his or her amount determined pursuant to Section 5(d) shall nevertheless be included in the denominator of the fraction described in the preceding sentence, and no other Participant shall receive an increased award by reason of that person’s failure to receive his or her full award.

The Committee shall establish no later than March 31 of the first calendar year of the applicable performance cycle, the percentage of cumulative Economic Profit that will be available for awards to those persons who are Participants in specific pools for that performance cycle.  At the end of each performance cycle, the Committee shall multiply the cumulative Economic Profit (or in the case of one specific pool, the improvement in Economic Profit) for that performance cycle by the applicable percentage established pursuant to the preceding sentence.  The amount so determined shall be the amount of the pools to be divided among the Participants eligible to share in these pools pursuant to subsection (b) of this Section 5.

The Compensation Committee shall determine each participant’s share of the appropriate pool based on the following guideline target amounts:

Executive Chairman of the Board:  45% of base salary
Chief Executive Officer and Vice Chairmen:  40% of base salary
All Other Participants:  30% of base salary

For this purpose, the base salary of a Participant shall be his or her base salary from the Company and its subsidiaries on the first day of the applicable performance cycle.

The Committee may adjust or modify the performance measures and goals under the Plan in recognition of unusual or nonrecurring events affecting the Company or any business unit or the financial statements or results thereof or in response to changes in applicable laws, regulations, accounting principles or other circumstances deemed relevant by the Committee; provided, however, that no adjustment or modification to any performance measures or goals shall be authorized or made with respect to any award for any person expected to be a “covered employee” within the meaning of Section 162(m) of the Code if such adjustment or modification might, in the judgment of the Committee, cause the award to lose its qualification as performance-based compensation for purposes of Section 162(m) of the Code and the regulations thereunder.  In the case of any person expected to be a “covered employee” within the meaning of Section 162(m) of the Code, the Committee shall have no discretion to increase the award that would otherwise be payable to such Participant pursuant to the terms of the Plan.

If the employment of a Participant with the Company and its subsidiaries terminates during a performance cycle for any reason other than as set forth in subsection (g) of this Section 5, such Participant shall cease to be a Participant for that performance cycle and shall forfeit the right to receive any award for that performance cycle.

If the employment of a Participant with the Company and its subsidiaries terminates during a performance cycle by reason of the Participant’s death, Disability (as defined in subsection (i) of this Section 5) or Retirement (as defined in subsection (j) of this Section 5) or by reason of an involuntary termination by the Company without Cause (as defined in subsection (k) of this Section 5), such Participant shall (subject to the next sentence) be entitled to receive a percentage of the award he or she would otherwise have received for that performance cycle, such percentage to be determined by dividing the number of days that the Participant was employed by the Company and its subsidiaries for that performance cycle by the total number of days in the performance cycle.

No later than March 15 of the calendar year next following the last day of the performance cycle, the Committee shall determine the award, if any, to be paid to each Participant participating in that performance cycle.  The amount so determined shall be paid in a cash lump sum to the applicable Participant (or, in the event of the Participant’s death, his or her Beneficiary as determined pursuant to subsection (l) of this Section 5) no later than March 31 of the calendar year next following the last day of the performance cycle.  The Committee must certify in writing prior to the payment of any award for a performance cycle that the performance goals and other material terms of the award were in fact satisfied.

For purposes of this Section 5, a Participant shall be deemed to have a “Disability” if the Participant has applied for and is receiving benefits under the federal Social Security Act or under a Company-sponsored long-term disability plan.

For purposes of this Section 5, “Retirement” means the termination of the Participant’s employment either (i) on or after attainment of age 55 and completion of 5 full years of service with the Company and its subsidiaries or (ii) on or after attainment of age 65.

For purposes of this Section 5, “Cause” means (i) action by the participant involving fraud, theft, embezzlement or similar dishonest conduct towards the Company, (ii) conviction of a felony (including, without limitation, any violation of the Foreign Corrupt Practices Act), whether or not job-related, (iii) conduct in the performance of the participant’s employment which the participant knows or should (either as a result of a prior written warning by the Company or the flagrant nature of the conduct) know violates applicable law or causes the Company to violate applicable law in a material way, including without limitation state, federal or other public procurement regulations, (iv) any personal misconduct by the participant which causes the Company to violate any state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination) or any material violation by the participant of any written policy of the Company or any successor entity adopted in respect of any of the foregoing, (v) the participant’s habitual drunkenness or any substance abuse which affects the performance of the participant’s job responsibilities (vi) the participant’s conviction for illegal use of drugs, (vii) refusal by the participant to follow any lawful written directive of the Board of Directors, provided compliance with such instructions was within the scope of the participant’s duties, or the participant otherwise refuses to perform his duties (viii) gross negligence in the performance of participant’s job responsibilities, (ix) violation by the participant of the confidentiality or non-competition provisions of the Company, or (x) any other material violation by the participant of his Employment Agreement, if any.

For purposes of this Section 5, “Beneficiary” shall mean the person, persons, trust or trusts which has been designated by the Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon the death of the Participant, or if there is no designated Beneficiary or surviving designated Beneficiary, then the Participant’s Beneficiary shall be the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

Amendment, Modification and Termination of the Plan

Subject to paragraph (b) of this Section 6, the Board of Directors of the Company may at any time amend or terminate the Plan in any respect.

Stockholder approval shall be required for any amendment to the Plan which is required to be approved by stockholders in order to preserve the qualification of awards under the Plan as performance-based awards within the meaning of Section 162(m) of the Code.

Effective Date

The effective date of the Plan shall be January 1, 2005, subject, however, to approval of the Plan by a majority of votes cast at the annual meeting of the stockholders of the Company held in 2006, provided that the total vote cast represents over fifty percent (50%) in interest of all stock of the Company entitled to vote.  In the event that the Plan is not approved by stockholders of the Company as aforesaid, the Plan and all awards thereunder shall be and become null and void.

No Right to Employment

Nothing in the Plan or in any award granted hereunder shall confer any right to continue in the employ of the Company or any parent or subsidiary or interfere in any way with the right of the Company or any parent or subsidiary to terminate the employment of any Participant or other employee at any time.

Taxes

The Company or any subsidiary is authorized to withhold amounts of withholding and other taxes due in connection with the payment of any award under the Plan.

Governing Law

The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.